Exhibit 5.1
Our ref	AEO\652338\3625618v2
Direct tel	+852 2971 3081
Email	alice.ooi@maplesandcalder.com
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai 200072
People’s Republic of China
28 December 2009
Dear Sirs
China Real Estate Information Corporation
We have examined the Registration Statement on Form S-8 to be filed by China Real Estate Information Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to:
•	its 2008 Share Incentive Plan (as adopted and effective on 9 September 2008) (the “Plan”); and

•	certain options assumed by the Registrant on 21 October 2009 (the “Assumed Options”).
As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plan and the Assumed Options and the issue / assumption of the options to purchase the Shares by the Registrant pursuant thereto. We have assumed that the Shares will be issued in accordance with the Plan or the Assumed Options (as the case may be) and the relevant resolutions reviewed.
It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan or the Assumed Options (as the case may be) and in accordance with the relevant resolutions adopted by the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and the appropriate entries entered in the Register of Members of the Registrant, the Shares will be legally issued, fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully,
/s/ Maples and Calder
Maples and Calder